Exhibit 21.1

Subsidiaries and Equity Investments of the Registrant

Subsidiary	Jurisdiction of Organization

ARB, Inc.	California
ARB Structures, Inc.	California
ARB Chile, Ltda	Chile
Born Heaters Canada, ULC	Alberta, Canada
Cardinal Contractors, Inc.	Florida
Cardinal Mechanical, Inc.	Texas
Cravens Services, Inc.	Texas
GML Coatings, LLC	Florida
James Construction Group, LLC	Florida
Juniper Rock Corporation	California
Onquest, Inc.	California
Onquest Heaters, Inc.	Delaware
Primoris Renewables, LLC	California
Rockford Corporation	Oregon
Stellaris, LLC	Nevada

The subsidiaries do not conduct business under any names other than those set forth above.

Equity Investments of the Registrant

Organization	Jurisdiction of Organization	Registrant’s Equity Interest

All Day Electric, Inc.	California	49	% (*)
Otay Mesa Power Partners	California	40%
St.-Bernard Levee Partners	Delaware	30%
WesPac Energy, LLC	Nevada	50%

The above noted entities do not conduct business under any names other than those set forth above.

(*)   The Registrant purchased the remaining 51% of equity in March 2011.